Exhibit 10.1

March 13, 2025

Mr. Matthew L. Trerotola

[Address on file with the Company]

Re: CEO Retirement and Transition Agreement

Dear Matt:

In connection with your notice to the Board of Directors (the “Board”) of Enovis Corporation (the “Company”) of your intention to retire from your current role as Chief Executive Officer (“CEO”) of the Company, effective upon the date that the Board appoints your successor as CEO (the “Appointment Date”), this Retirement and Transition Agreement (this “Agreement”) sets forth the understanding between you and the Company regarding your continued employment and your planned retirement and transition. On behalf of the Board, I want to thank you for your years of leadership as CEO and your willingness to provide continued service and support to your successor as a Special Advisor.

1.	Retirement from Position as CEO and Continued Service as Special Advisor

(a)

Your service as CEO of the Company will continue until the Appointment Date. After your successor assumes the role of CEO on the Appointment Date, you will continue to be employed by the Company and serve as a Special Advisor to the CEO. As Special Advisor, you will continue to be based out of the Company’s offices in Wilmington, Delaware, and agree to make yourself reasonably available to provide transitional employment services to the Company. Such services will include assistance with respect to transition of your existing employment responsibilities to your successor, providing support and guidance to the new CEO, and such other related duties as reasonably requested by the Company.

(b)	Retirement Date. Your service as an employee with the Company will end on the date that is one year following the Appointment Date (the “Retirement Date”).

2.	Compensation

(a)

Salary. For the period ending on the last day of the second full calendar month after the Appointment Date, you shall continue to receive your current annual base salary of $1,077,000, payable in accordance with the Company’s regular payroll cycle. Thereafter, until the Retirement Date, you shall receive a reduced base salary that is commensurate with your level of involvement in transition matters (by way of example, if your time spent on transitional matters is 75% of the time you formerly spent during your service as CEO, your salary shall be reduced to 75% of its current level); provided, however, that in no event shall your base salary be reduced to less than 50% of its current level prior to the Retirement Date.

(b)

Annual Bonus. The execution of this Agreement will not affect your eligibility to receive an annual bonus for 2025, which will be paid based on actual Company performance when 2025 bonuses are generally paid to senior executives of the Company subject to and in accordance with the terms of the Company’s annual incentive plan. Such bonus will be based on the base salary that you earn during 2025 (taking into account the adjustments described above). You will also be eligible to receive a pro-rated annual bonus for fiscal year 2026, based on actual Company performance, service and salary earned in 2026 through the Retirement Date.

(c)

Long-Term Incentive and Equity Awards. All of your outstanding long-term incentive awards, including stock options, restricted stock, and performance-based restricted stock units will continue to vest, be earned and be payable (and, for stock options, be exercisable) subject to and in accordance with the retirement provisions set forth in your Company equity award agreements. You acknowledge that you have received your annual equity grant for fiscal year 2025 (as part of the Company’s annual grant cycle in March 2025), but will not be eligible to receive any further equity or long-term incentive cash awards under the Company’s long-term incentive plans.

(d)

Perquisites, Employee Benefit Plans and Programs. Until the Retirement Date, subject to your continued service, you will continue to remain eligible to receive the perquisites, and to participate in the Company employee benefit and retirement plans and programs in which you currently participate, in each case as set forth in your Employment Agreement dated July 15, 2015, and otherwise on the same terms and conditions as other senior executives of the Company. In addition, you shall be entitled to an amount not exceeding $20,000 in the aggregate for tax and financial planning services provided by a third-party financial planner or tax professional (or any combination thereof) for fiscal year 2026.

(e)

Existing Severance Entitlements. You and the Company agree that your voluntary retirement does not constitute “Good Reason”, as such term is defined under your Employment Agreement, and accordingly does not entitle you to any additional severance benefits thereunder.

(f)

Early Termination. Upon a termination of your employment prior to the Retirement Date (a) as a result of your death or disability, (b) by the Company without Cause (as defined under your Employment Agreement) or (c) by you following a material breach of this Agreement by the Company (after written notice by you to the Company and 30 days thereafter for the Company to cure) (a “Breach Termination”), the Company will, subject to you (or your estate or beneficiary’s, if applicable) executing and causing to become irrevocable a supplemental release, in form and substance mutually agreeable to you and the Company, within thirty (30) days (or, in the event of your death or disability, ninety (90) days) following the termination date), (i) pay to you in a single lump sum an amount equal to (1) the amount of your salary from the date of such termination through the Retirement Date (based on your current base salary in effect as of the date of such termination), plus (2) if such termination occurs prior to December 31, 2025, an amount equal to your 2025 annual bonus (assuming payout at 100% of target, and based on your actual salary earned through the date of termination, plus the amount of such salary that you would have earned for the remainder of 2025 at your salary as in effect at the date of such termination), plus (3) an amount equal to your pro-rated 2026 annual bonus (assuming payout at 100% of target, and based on your base salary rate as in effect on the date of such termination), and (ii) vest all equity awards which would have vested through the Retirement Date. For the avoidance of doubt, if, prior to the Retirement Date, the Company terminates your service for Cause (as defined below) or you terminate your service other than due to a Breach Termination, you will not be entitled to any further payments under this Agreement and any equity awards with vesting dates scheduled to occur after the Retirement Date will be forfeited.

For purposes of this Agreement, “Cause” shall be limited to the following events; your: (i) breach of fiduciary duty to the Company or its subsidiaries or affiliates, (ii) conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor that has a substantial adverse effect on the Company’s business or reputation, (iii) breach of a material provision of this Agreement, which is not cured within thirty (30) days after notice of such breach has been given to you by the Company, or (iv) substantial and repeated failure to perform your material duties hereunder, after demand for performance is delivered by the Company that identifies the manner in which the Company believes that you have not performed your material duties, which is not cured within thirty (30) days after notice of such failure has been given to you by the Company.

3.	Ongoing Obligations and Other Terms

(a)

Ongoing Obligations; Restrictive Covenants. From and after the Appointment Date, you agree and acknowledge that your confidentiality, non-compete and non-solicitation covenants and obligations under Section 8 of your Employment Agreement shall be superseded by the following non-compete, non-solicitation and other restrictive covenants and obligations, which you acknowledge are reasonable in both duration and scope.

i.

Non-Compete. During the period commencing on the Appointment Date and ending two years after the Retirement Date (the “Non-Compete Period”), you shall not, directly or indirectly through an intermediary, anywhere in the United States or any other jurisdiction in which the Company is engaged or has reasonably firm plans to engage in the Business, (A) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, which competes with the Business, or (B) own an interest in any entity described in subsection (A) immediately above; provided, however, that you may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 3% of the voting power of such entity and does not otherwise violate any Company policy applicable to you. You agree that, before providing services, whether as an employee or consultant or in any other capacity, to any entity during the Non-Compete Period, you will provide a copy of the restrictive covenants sections of this Agreement to such entity and authorize the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, your subsequent, anticipated or possible future employer. You acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that you have sufficient assets and skills to provide a livelihood for yourself while such covenant remains in force and that, as a result of the foregoing, in the event that you breach such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. For purposes of this Agreement, “Business” shall mean a company involved in the manufacture and sale of (i) orthopedic devices, implants or instruments for arthroplasty and other surgical procedures (such as the shoulder and elbow, hip, knee, and foot & ankle implants, instruments and devices currently produced or under active development by the Company’s Reconstructive Segment), (ii) orthopedic braces, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management, physical therapy products (and other products currently produced or under active development by the Company’s Prevention & Recovery segment) or (iii) medical devices or instruments used in sports medicine applications.

ii.

Non-Solicitation. During the period commencing on the Appointment Date and ending two years after the Retirement Date (the “Non-Solicit Period”), you shall not, directly or indirectly through an intermediary, (i) solicit, entice, persuade or induce any individual who is employed by the Company or any Company subsidiary (or who was so employed within 180 days prior to your action, other than any such individual whose employment was involuntarily terminated by the Company or any Company subsidiary) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or a Company subsidiary, and you shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person, or (ii) solicit or encourage any client or customer of the Company or any Company subsidiary, or any person or entity who was a client or customer within 180 days prior to your action, to terminate, reduce or alter in a manner adverse to the Company or any Company subsidiary any existing business arrangements with the Company or any Company subsidiary or to transfer existing business from the Company or any Company subsidiary to any other person or entity.

iii.

Non-Disclosure. At all times following the Appointment Date, you will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or the Board. Anything herein to the contrary notwithstanding, the provisions of this Section shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to your violation of this Section; (iv) as to information that is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you; or (v) as to information that you possessed prior to the commencement of employment with the Company. In the event you are required or compelled by legal process to disclose any Company Confidential Information, you will immediately inform the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order. For purposes of this Agreement, “Company Confidential Information” means information known to you to constitute confidential or proprietary information belonging to the Company or Company subsidiaries or affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, methods (including the “EGX” Business System), techniques, technology, research, strategy, plans, customer or supplier information, customer or supplier lists, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which you obtained while employed by, or otherwise serving or acting on behalf of, the Company or which you may possess or have under your control, that is not generally known (except for unauthorized disclosures) to the public or within the industry in which the Company does business.

iv.

Non-Disparagement. You shall not, at any time following the Appointment Date, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board or Company officers make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage or be damaging to you. Notwithstanding the foregoing, nothing in this Agreement shall preclude you, members of the Board or officers from making truthful statements that are required by applicable law, regulation or legal process.

v.

Cooperation. The parties agree that certain matters in which you will be involved during the term of this Agreement or following the Appointment Date may necessitate your cooperation in the future. Accordingly, during the term of this Agreement and for a twelve-month period following the Retirement Date, to the extent reasonably requested by the Company, you shall cooperate with the Company and its counsel, in connection with matters arising out of or relating in any way to your service to the Company, including information requests relating to the business or affairs of the Company, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Company; provided that, the Company shall make reasonable efforts to minimize disruption of your other activities. The cooperation includes you making yourself available for reasonable periods of time upon reasonable notice to you in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Company shall reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation.

vi.

Enforcement. You acknowledge that in the event of any breach of this Section 3, the business interests of the Company will be irreparably injured, the full extent of the damages to the Company will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which you expressly waives. You understand that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. You agree that each of your obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. You further agree that any breach of this Agreement by the Company prior to the Retirement Date shall not release you from compliance with your obligations under this Section 3.

(b)

Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(c)

Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of law principles. You and the Company agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and the parties consent to the jurisdiction of such court. You and the Company accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. You and the Company each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(d)

Severability; Counterparts. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

(e)

Section 409A of the Code. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. If and to the extent that any payment under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A). To the extent applicable, each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

***

Thank you again for your years of dedicated leadership, your many contributions and your continued service to the Company.

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To indicate agreement with the foregoing, please sign and return this Agreement to me.

On behalf of the Company:

By:	/s/ Sharon Wienbar
Name:	Sharon Wienbar
Title:	Lead Independent Director

Accepted and agreed:

By:	/s/ Matthew L. Trerotola
Name:	Matthew L. Trerotola
Date:	March 13, 20225